UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2016

XO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35217	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

195 Broadway, 25th Floor New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 219-8555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in Item 5.02 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2016,  XO Group Inc. (the “Company”) appointed Paul Bascobert as President of Local Marketplace, and Kristin Savilia stepped down from her position as President, Local Marketplace and executive officer of the Company effective September 7, 2016. Ms. Savilia has agreed to remain employed by the Company in a non-executive capacity as Senior Advisor, Local Marketplace, through December 31, 2016 (the “Separation Date”) to facilitate a smooth transition.

In connection with the departure, the Company and Ms. Savilia have entered into a Transition, Separation and General Release Agreement signed on September 14, 2016 (the “Transition Agreement”) that, if not revoked by Ms. Savilia within seven days pursuant to her statutory right to do so unilaterally, will be effective beginning on the eighth day after execution. The Transition Agreement supersedes a term sheet entered into between the parties on September 8, 2016 (attached as an exhibit to the Transition Agreement).

Under the Transition Agreement, Ms. Savilia will continue to receive her current base salary and benefits, and continue vesting in her outstanding equity awards, through the Separation Date so long as she remains employed by the Company through such date. In addition, the Company has agreed, in recognition of Ms. Savilia’s contributions in 2016, (1) to pay the 2016 annual bonus that the Compensation Committee has estimated would otherwise be paid to her for 2016 under the Company’s 2016 executive bonus plan based on actual performance; and (2) to accelerate the vesting of 24,830 shares of restricted Company common stock and unvested options to purchase 10,964 shares of stock, outstanding and held by Ms. Savilia that otherwise would have become vested in March 2017 if she had continued as an employee of the Company through such vesting date; provided that the foregoing is subject to Ms. Savilia continuing to perform services to the Company’s satisfaction through the end of 2016 (unless the cessation of such services occurs as a result of her death, disability or the Company terminating her employment without Cause despite her complying with all of her obligations under the Transition Agreement, in which case she (or her estate in case of death) would still be eligible to receive the payments and benefits under clauses (1) and (2) above subject to the other terms and conditions of the Transition Agreement).

The Company has also agreed that, if (i) Ms. Savilia dies or becomes disabled or (ii) her employment is terminated by the Company without Cause after October 8, 2016, then, in either case, she will be entitled to a lump sum payment equal to the amount of salary she would have received if she had remained employed following the date of death or termination (as applicable) through to the end of 2016, and will be entitled to COBRA premium payment reimbursements at active employee rates for the same period.

In exchange for these separation benefits, Ms. Savilia agreed to waive her rights to severance payments and benefits under the terms of her letter agreement with the Company dated September 7, 2011 unless the cessation of her services occurs on or prior to October 8, 2016 as a result of the Company terminating her employment without Cause despite her complying with all of her obligations under the Transition Agreement. If such termination occurs on or prior to October 8, 2016, Ms. Savilia will receive a lump sum annualized base salary payment and COBRA premium payment reimbursements at active employee rates for twelve months, consistent with the terms of her 2011 letter agreement.

Ms. Savilia is required to execute and not revoke two releases of claims in favor of the Company and its affiliates in exchange for certain of these payments and benefits as set forth in the Transition Agreement, and will continue to be subject to noncompetition and nonsolicitation covenants for one year following her ceasing to be employed with the Company.

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the full text of the Transition Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is in incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Transition, Separation and General Release Agreement,dated September 14, 2016, between XO Group Inc. and Kristin Savilia

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO GROUP INC.
(Registrant)

Date: September 14, 2016	By:	/s/ GILLIAN MUNSON
Gillian Munson
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Transition, Separation and General Release Agreement, dated September 14, 2016, between XO Group Inc. and Kristin Savilia